UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
_______________

FORM 8-A/A
(Amendment No. 2)

FOR REGISTRATION OF CERTAIN CLASSES OF SECURITIES
PURSUANT TO SECTION 12(b) or (g) OF THE
SECURITIES EXCHANGE ACT OF 1934

J. C. PENNEY COMPANY, INC.
(Exact Name of Registrant as Specified in Its Charter)

Delaware	26-0037077
(State of incorporation or organization)	(I.R.S. Employer Identification no.)
6501 Legacy Drive
Plano, Texas	75024-3698
(Address of principal executive offices)	(Zip Code)

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class to be so registered	Name of each exchange on which each class is to be registered
Preferred Stock Purchase Rights	New York Stock Exchange

If this form relates to the registration of a class of securities pursuant to Section 12(b) of the Exchange Act and is effective pursuant to General Instruction A.(c), check the following box. [ x ]

If this form relates to the registration of a class of securities pursuant to Section 12(g) of the Exchange Act and is effective pursuant to General Instruction A.(d), check the following box. [ ]

Securities Act registration statement file number to which this form relates: Not Applicable

Securities to be registered pursuant to Section 12(g) of the Act:

None
(Title of Class)

Explanatory Note

This Form 8-A/A (Amendment No. 2) is being filed by J. C. Penney Company, Inc. (the “Company”) to update the disclosure in the Company’s Registration Statement on Form 8-A filed with the Securities and Exchange Commission on August 23, 2013, as amended by the Form 8-A/A (Amendment No. 1) filed with the Securities and Exchange Commission on January 28, 2014.

Item 1. Description of Registrant’s Securities to be Registered.

Amendment of Rights Agreement

On January 23, 2017, the Company amended its Amended and Restated Rights Agreement, dated as of January 27, 2014 (the “Rights Agreement”), between the Company and Computershare Inc., as rights agent, to extend the term of the Rights Agreement to January 25, 2020 (subject to earlier expiration as described in the Rights Agreement).

The Company expects to submit the extension of the Rights Agreement to stockholders for approval at its 2017 annual meeting of stockholders.

The foregoing summary of the terms of the amendment to the Rights Agreement does not purport to be complete and is qualified in its entirety by the full text of the amendment, a copy of which is filed as Exhibit 4.1 hereto and is incorporated herein by reference.

Item 2. Exhibits.

Exhibit 4.1
First Amendment to Amended and Restated Rights Agreement, dated as of January 23, 2017, by and between J. C. Penney Company, Inc. and Computershare Inc., as Rights Agent (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on January 23, 2017)

SIGNATURE

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the Registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereto duly authorized.

J. C. PENNEY COMPANY, INC.

By: /s/ Janet Link
Janet Link
Executive Vice President,
General Counsel

Date: January 23, 2017

EXHIBIT INDEX

Exhibit No.	Description
Exhibit 4.1
First Amendment to Amended and Restated Rights Agreement, dated as of January 23, 2017, by and between J. C. Penney Company, Inc. and Computershare Inc., as Rights Agent (incorporated by reference to Exhibit 4.1 to the Company’s Current Report on Form 8-K filed on January 23, 2017)